Exhibit 10.37

FIRST AMENDMENT

TO, AND WAIVER AND CONSENT UNDER,

CREDIT AGREEMENT,

INVESTOR INTERCREDITOR AGREEMENT AND

SECURITY AGREEMENT

THIS FIRST AMENDMENT TO, AND WAIVER AND CONSENT UNDER, CREDIT AGREEMENT, INVESTOR INTERCREDITOR AGREEMENT AND SECURITY AGREEMENT (this “First Amendment”) is made and entered into as of August 24, 2005, by and among Monotype Imaging, Inc., a Delaware corporation (“Administrative Borrower”), the lenders listed on the signatory pages hereof (the “Lenders”), and Wells Fargo Foothill, Inc., a California corporation, in its capacity as administrative agent (“Agent”).

WITNESSETH:

WHEREAS, Monotype Imaging Holdings Corp. (“Parent”), Administrative Borrower, International Typeface Corporation (“Typeface” and, together with Administrative Borrower, the “Borrowers”), the Lenders, and Agent are parties to that certain Credit Agreement, dated as of November 5, 2004 (as it may be amended, modified, supplemented or amended and restated from time to time, the “Credit Agreement”);

WHEREAS, TA Subordinated Debt Fund, L.P., a Delaware limited partnership, TA Investors II, L.P., a Delaware limited partnership, D.B. Zwirn Special Opportunities Fund, L.P., a Delaware limited partnership, and agent are parties to that certain subordination agreement, dated as of November 5, 2004 (as it may be amended, modified, supplemented or amended and restated from time to time, the “Investor Intercreditor Agreement”);

WHEREAS, Parent, Borrowers, and Agent are parties to that certain Security Agreement, dated as of November 5, 2004 (as it may be amended, modified, supplemented or amended and restated from time to time, the “Security Agreement”);

WHEREAS, the shareholders of Parent have effected a restructuring transaction pursuant to which (a) the shareholders of Parent formed Monotype Holdings Inc., a wholly-owned Subsidiary organized under the laws of Delaware (“New Holdco”), (b) New Holdco immediately thereafter formed MIHC Merger Sub Inc., a wholly-owned Subsidiary organized under the laws of Delaware (“Merger Sub”), and (c) Merger Sub merged with and into Parent, following which Parent survived as a wholly-owned Subsidiary of New Holdco (the “Parent Merger”);

WHEREAS, absent a waiver from Agent and the Required Lenders, the Parent Merger would violate Section 6.3(a) of the Credit Agreement (the “Section 6.3(a) Default”);

WHEREAS, Borrowers desire to (a) prepay outstanding Indebtedness evidenced by the Subordinated Notes in an aggregate amount not to exceed $21,640,394.64 (the “Subordinated Notes Prepayment”), and (b) make a Distribution to Parent to enable Parent to redeem certain preferred Stock of Parent in an aggregate amount not to exceed $48,289,240.30 (the “Distribution and Redemption”);

WHEREAS, in order to finance the Subordinated Notes Prepayment and the Distribution and Redemption, (a) Borrowers desire to increase the Term Loan Amount under the Credit Agreement from $64,516,818.70 (the aggregate outstanding principal amount of the Term Loan as of the date hereof immediately prior to the effectiveness of this First Amendment) to $100,000,000, and (b) Borrowers desire to increase the Term Loan Amount under the D.B. Zwirn Credit Agreement from $40,000,000 to $65,000,000 (the “D.B. Zwirn Term Loan Increase”);

WHEREAS, absent a waiver from Agent and the Required Lenders, the D.B. Zwirn Term Loan Increase would violate Section 6.7(c) of the Credit Agreement;

WHEREAS, absent a waiver from Agent and the Required Lenders, (a) the Subordinated Notes Prepayment would violate Sections 6.7(a) and (b) of the Credit Agreement, and (b) the Distribution and Redemption would violate Section 6.10 of the Credit Agreement;

WHEREAS, (a) Parent has issued, in aggregate, (i) $54,540,000 of Convertible Preferred Stock pursuant to the Stock Purchase Agreement dated as of November 5, 2004 by and among Parent, the investors listed on Schedule A thereto and the lenders listed on Schedule B thereto, as in effect on the date hereof, and (ii) $3,727,100 of Convertible Preferred Stock and $1,485.26 of Common Stock pursuant to the Employee Investment Agreements by and among Parent, Administrative Borrower, and the individuals named therein and attached as Schedule E-1 hereto (collectively, the “Employee Investment Agreements”), and (b) Administrative Borrower has issued, in aggregate, (i) $18,848,000 of Subordinated Notes and $3,414.97 of Common Stock pursuant to the Subordinated Note Purchase Agreement (as defined in the Credit Agreement), and (ii) $1,239,000 of Subordinated Notes pursuant to the Employee Investment Agreements (the equity issuances described in clauses (a)(i), (a)(ii), and (b)(i) above are collectively referred to herein as the “Equity Issuances”, and the issuance of $87,000 of the $1,239,000 of Subordinated Notes described in clause (b)(ii) above is referred to herein as the “Oversubscription Issuance”, and together with the Equity Issuances, the “Prepayment Issuances”);

WHEREAS, in connection with the Prepayment Issuances, Borrowers have not made prepayments of the Term Loan as required pursuant to Section 2.4(c)(iii)(C) of the Credit Agreement, nor paid the Applicable Prepayment Premium corresponding to such prepayments required pursuant to Section 2.4(e) of the Credit Agreement (collectively, the “Prepayment Default”);

WHEREAS, absent a waiver from Agent and the Required Lenders, the Oversubscription Issuance would violate Section 6.1 of the Credit Agreement because the issuance of Indebtedness evidenced by Subordinated Notes is not permitted to exceed an aggregate original principal amount outstanding at any time of $20,000,000 (the “Section 6.1 Default”);

WHEREAS, Administrative Borrower has formed the Japanese Subsidiary, and in connection therewith, has made a contribution to the Japanese Subsidiary in an aggregate amount of $97,780 (the “Contribution”);

WHEREAS, absent a waiver from Agent and the Required Lenders, the Contribution would violate Section 6.12 and Section 6.13 of the Credit Agreement (collectively, the “Contribution Default”);

WHEREAS, in contemplation of receiving proceeds of funds from the Borrowers in connection with the Distribution and Redemption, Parent has established a Deposit Account (the “Parent Account”) with Wells Fargo Brokerage Services, LLC without delivering a Control Agreement in respect of such Account to Agent (the “Parent Account Establishment”);

WHEREAS, absent a waiver from Agent and the Required Lenders, the Parent Account Establishment would violate Section 6.12 of the Credit Agreement (the “Section 6.12 Default”);

WHEREAS, pursuant to Section 5.16 of the Credit Agreement, at the time that Parent, any Borrower or any Guarantor forms a direct or indirect Subsidiary that is a Controlled Foreign Corporation after the Closing Date, Parent, such Borrower or such Guarantor is required to (a) provide to Agent a pledge agreement and appropriate certificates and powers or financing statements, hypothecating 65% of the voting power of all classes of capital Stock of such Subsidiary entitled to vote, in form and substance satisfactory to Agent, and (b) provide to Agent all other documentation, including updates to Schedules 4.5, 4.7(a), 4.7(b), 4.7(c), 4.8(b), 4.8(c), 4.15 and 4.17 of the Credit Agreement and one or more opinions of counsel satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (collectively, the “Section 5.16 Obligations”);

WHEREAS, Parent and the Borrowers have not yet satisfied the Section 5.16 Obligations with respect to the formation of the Japanese Subsidiary and, accordingly, a default currently exists with respect to the provisions of Section 5.16 of the Credit Agreement (the “Section 5.16 Default”);

WHEREAS, (a) pursuant to Section 3.6(a) of the Credit Agreement, on or prior to the date that is 90 days after the Closing Date, Parent and Borrowers were required to deliver to Agent (i) a collateral assignment of each key man life insurance policy required by Section 5.8 of the Credit Agreement and (ii) proof of acceptance of each such collateral assignment by the issuer of such key man life insurance policy, in form and substance reasonably satisfactory to Agent, (b) pursuant to Section 3.6(b) of the Credit Agreement, on or prior to the date that is 60 days after the Closing Date, Parent and Borrowers were required to deliver to Agent satisfactory evidence that not less than the Required Library of all existing copyrights of Parent, Borrowers and their respective Subsidiaries have been registered with the United States Copyright Office, (c) pursuant to Section 3.6(c) of the Credit Agreement, Parent and Borrowers were required to deliver to Agent, on or prior to the date that is 60 days after the Closing Date, a Source Code Escrow Agreement, duly executed by the Loan Parties, Agent, D.B. Zwirn and an escrow agent reasonably satisfactory to Agent, with respect to the source and object code for each version or versions of each item of computer software programs or other technology of Parent, Borrowers and their respective Subsidiaries constituting the Required Library, (d) pursuant to Section 3.6(d) of the Credit Agreement, on or prior to the date that is 10 days after the effective date of the Source Code Escrow Agreement, Parent and Borrowers were required to deliver to Agent evidence reasonably satisfactory to it that the source and object code for each version or versions of each item of computer software programs or other technology of Parent, Borrowers and their respective Subsidiaries constituting the Required Library has been deposited with the escrow agent in accordance with the terms and conditions of the Source Code Escrow Agreement, as provided in Section 6(g)(viii) of the Security Agreement, (e) pursuant to Section 3.6(e) of the Credit Agreement, on or prior to the date that is 60 days after the Closing Date, Parent and Borrowers were required to deliver to Agent duly executed Cash Management Agreements and Control Agreements, in form and substance reasonably satisfactory to Agent, (f) pursuant to Section 3.6(f) of the Credit Agreement, Parent and Borrowers were required to deliver to Agent, on or prior to the date that is 60 days after the Closing Date, a duly executed Collateral Access Agreement, in form and substance reasonably satisfactory to Agent, with respect to 985 Busse Road, Elk Grove Village, IL 60007, and (g) pursuant to Section 3.6(h) of the Credit Agreement, on or prior to the date that is 75 days after the Closing Date, Borrowers were required to prepare and deliver, or cause to be delivered, to the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable, in good faith in accordance with the procedures and regulations of such office all documents, instruments or other information necessary, in the reasonable judgment of Agent, for the (i) accurate and proper recordation of the assignments and releases described on Schedule 3.6(h) of the Credit Agreement (but only to the extent that the applicable Intellectual Property is material to the conduct of the business of Parent, any Borrower or any of their respective Subsidiaries) and (ii) accurate and proper documentation of the ownership and chain of title of the Intellectual Property described on Schedule 3.6(h) of the Credit Agreement (but only to the extent that the applicable Intellectual Property is material to the conduct of the business of Parent, any Borrower or any of their respective Subsidiaries) (clauses (a), (b), (c), (d), (e), (f) and (g) collectively, the “First Category of Section 3.6 Obligations”);

WHEREAS, Parent and Borrowers have satisfied the First Category of Section 3.6 Obligations but failed to do so on a timely basis (the “First Category Defaults”);

WHEREAS, pursuant to Section 3.6(f) of the Credit Agreement, on or prior to the date that is 60 days after the Closing Date, Parent and Borrowers were required to deliver to Agent a duly executed Collateral Access Agreement, in form and substance reasonably satisfactory to Agent, with respect to 200 Ballardvale Street, Wilmington, Massachusetts 01887 (the “Ballardvale Location”) (the “Second Category of Section 3.6 Obligations”);

WHEREAS, the Borrowers have not yet satisfied the Second Category of Section 3.6 Obligations and, accordingly, a default currently exists with respect to the provisions of clause (f) of Section 3.6 of the Credit Agreement (the “Second Category Default”), but Parent and Borrowers no longer have any assets located at the Ballardvale Location;

WHEREAS, pursuant to Section 5.3 of the Credit Agreement, on or prior to March 31, 2005, Parent and Borrowers were required to deliver to Agent copies of the audited financial statements described in clause (g) of Schedule 5.3 to the Credit Agreement for the fiscal year ended December 31, 2004 (the “Section 5.3 Obligation”);

WHEREAS, the Borrowers have not yet satisfied the Section 5.3 Obligation and, accordingly, a default currently exists with respect to the provisions of Section 5.3 of the Credit Agreement (the “Section 5.3 Default”);

WHEREAS, Parent and Borrowers have relocated their chief executive offices from the Ballardvale Location to 500 Unicorn Park Drive, Unicorn Park, Woburn, MA 01801, and, pursuant to Section 5.9 of the Credit Agreement, were required to deliver to Agent, on or prior to the date that is 30 days prior to such relocation (a) written notice of such relocation (the “Section 5.9 Notice Obligation”), and (b) a Collateral Access Agreement with respect to such new location (the “Section 5.9 Collateral Access Agreement Obligation” and, collectively with the Section 5.9 Notice Obligation, the “Section 5.9 Obligations”);

WHEREAS, Parent and Borrowers have satisfied the Section 5.9 Obligations but failed to do so on a timely basis (the “Section 5.9 Default”); and

WHEREAS, subject to the terms and conditions set forth herein, Agent and each of the requisite Lenders have agreed to (a) waive the Prepayment Default, the Contribution Default, the First Category Defaults, the Second Category Default, the Section 5.9 Default, the Section 6.1 Default, and the Section 6.3(a) Default, (b) the Section 6.12 Default; provided that Administrative Borrower shall deliver evidence reasonably satisfactory to Agent within 3 Business Days after the First Amendment Effective Date that (i) the Parent Account has been closed or (ii) a satisfactory Control Agreement in respect of the Parent Account has been delivered to Agent, (c) waive the Section 5.3 Default but only until August 31, 2005, (d) consent to the Subordinated Notes Prepayment, (e) consent to the Distribution and Redemption, (f) consent to the D.B. Zwirn Term Loan Increase, and (g) amend the Credit Agreement, the Investor Intercreditor Agreement, and the Security Agreement as herein provided;

NOW, THEREFORE, in consideration of the agreements and provisions herein contained, the parties hereto do hereby agree as follows:

Section 1. Definitions. Any capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

Section 2. Waivers. Subject to the satisfaction of the terms and conditions set forth herein, Agent and each of the Required Lenders hereby agree to waive (a) the Prepayment Default solely with respect to the Prepayment Issuances, (b) the Contribution Default solely with respect to the Contribution, (c) the First Category Defaults solely with respect to the First Category of Section 3.6 Obligations, (d) the Second Category Default solely with respect to the Ballardvale Location, (e) the Section 5.3 Default solely with respect to the annual financial statements for the fiscal year ended December 31, 2004 (but such waiver under this clause (e) shall only be effective until August 31, 2005), (f) the Section 5.9 Default solely with respect to the Section 5.9 Obligations, (g) the Section 6.12 Default; provided that Administrative Borrower shall deliver evidence reasonably satisfactory to Agent within 3 Business Days after the First Amendment Effective Date that (i) the Parent Account has been closed or (ii) a satisfactory Control Agreement in respect of the Parent Account has been delivered to Agent, (h) the Section 5.16 Default solely with respect to the Section 5.16 Obligations, (i) the Section 6.1 Default solely with respect to the Oversubscription Issuance, and (j) the Section 6.3(a) Default solely with respect to the Parent Merger.

Section 3. Consents. Subject to the satisfaction of the terms and conditions set forth herein, Agent and each of the Required Lenders hereby (a) consent to, and waive the application of Section 6.7(a) and (b) of the Credit Agreement solely with respect to, the Subordinated Notes Prepayment to the extent the aggregate amount of such prepayment does not exceed $21,640,394.64, (b) consent to, and waive the application of Section 6.10 of the Credit Agreement solely with respect to, the Distribution and Redemption to the extent the aggregate amount of such Distribution and Redemption does not exceed $48,289,240.30, and (c) consent to, and waive the application of Section 6.7(c) of the Credit Agreement solely with respect to, the D.B. Zwirn Term Loan Increase to the extent the Term Loan Amount under the D.B. Zwirn Credit Agreement does not exceed $65,000,000.

Section 4. Amendments to Credit Agreement. The Credit Agreement is hereby amended, effective as of the date this First Amendment becomes effective in accordance with Section 8 hereof, as follows:

4.01. Amendments to Section 2.2. Section 2.2 of the Credit Agreement is hereby amended and restated in its entirety by inserting the following in replacement thereof:

“2.2 Term Loan. Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan Commitment agreed (severally, not jointly or jointly and severally) to make term loans (collectively, the “Original Term Loan”) to Borrowers in an amount equal to such Lender’s Pro Rata Share of the Original Term Loan Amount. Prior to the First Amendment Effective Date, the principal amount of the Original Term Loan shall be repaid in monthly installments, beginning on the first day of the first month following the Closing Date, as follows: during the period of time from the Closing Date through the First Amendment Effective Date, $750,000 per month. On the First Amendment Effective Date, subject to the terms and conditions of this Agreement, each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Additional Term Loan”) to Borrowers in an amount equal to such Lender’s Pro Rata Share of the Additional Term Loan Amount. From and after the First Amendment Effective Date, the principal amount of the Term Loan shall be repaid in monthly installments, beginning on the first day of the first month following the First Amendment Effective Date, as follows: (a) during the period of time from the First Amendment Effective Date through the first anniversary of the First Amendment Effective Date, $750,000 per month; (b) during the period of time from the first anniversary of the First Amendment Effective Date through the second anniversary of the First Amendment Effective Date, $791,666 per month; (c) during the period of time from the second anniversary of the First Amendment Effective Date through the third anniversary of the First Amendment Effective Date, $1,041,666 per month; (d) during the period of time from the third anniversary of the First Amendment Effective Date through the fourth anniversary of the First Amendment Effective Date, $1,083,333 per month; and (e) $1,166,666 per month thereafter, such installments to be due and payable on the first day of each month, continuing until and including the Maturity Date, on which date the unpaid balance of the Term Loan would be due and payable in full. The outstanding unpaid principal balance and all accrued and unpaid interest under the Term Loan shall be due and payable on the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration. All amounts outstanding under the Term Loan shall constitute Obligations. Once any portion of the Term Loan has been paid or prepaid, it may not be reborrowed.”

4.02. Amendments to Section 2.4(c)(iii)(C). Section 2.4(c)(iii)(C) of the Credit Agreement is hereby amended and restated in its entirety by inserting the following in replacement thereof:

(C) Upon the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of Stock, or the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrowers shall prepay the outstanding principal amount of the Term Loan, the D.B. Zwirn Term Loan and the Advances in accordance with Section 2.4(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith; provided, however, that, notwithstanding the foregoing, Borrowers shall not be required to make a prepayment under this Section 2.4(c)(iii)(C) with any of the Net Cash Proceeds received in connection with (1) the issuance of Convertible Preferred Stock and Common Stock pursuant to the Convertible Stock Purchase Agreement or any Employee Investment Agreement, (2) the issuance of Common Stock pursuant to the Subordinated Note Purchase Agreement, or (3) the issuance of Subordinated Notes. The provisions of this subsection (C) shall not be deemed to be implied consent to any issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

4.03. Amendments to Section 3.3. Section 3.3 of the Credit Agreement is hereby amended by deleting the words “Closing Date” therefrom and inserting “First Amendment Effective Date” in replacement thereof.

4.04. Amendments to Section 6.1.

(a) Section 6.1(e) of the Credit Agreement is hereby amended by replacing the amount “20,000,000” therefrom and inserting “20,087,000” in lieu thereof.

(b) Section 6.1 of the Credit Agreement is hereby amended by (i) renumbering existing clause (h) as new clause (i) and (ii) inserting the following as new clause (h):

“(h) unsecured Indebtedness in an aggregate amount not to exceed $3,000,000 arising from the loan made by UK Subsidiary to Monotype on October 22, 1999, and”

4.05. Amendments to Section 6.13(b). Section 6.13(b) of the Credit Agreement is hereby amended and restated in its entirety by inserting the following in replacement thereof:

“(b) Except as set forth in subsection (a) above, make any payment to an Affiliate other than (i) payments for directors’ fees and expenses in an aggregate amount not to exceed $500,000 in any fiscal year, (ii) payments of Accounts incurred in the ordinary course of business and that are upon fair and reasonable terms, and (iii) Permitted Investments.”

4.06. Amendments to Section 6.16(a)(i). Section 6.16(a)(i) of the Credit Agreement is hereby amended and restated in its entirety by inserting the following in replacement thereof:

(i) Minimum TTM EBITDA. TTM EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$31,000,000	For the 12 month period ending September 30, 2005
$31,000,000	For the 12 month period ending December 31, 2005
$31,000,000	For the 12 month period ending March 31, 2006
$31,000,000	For the 12 month period ending June 30, 2006
$31,000,000	For the 12 month period ending September 30, 2006
$31,000,000	For the 12 month period ending December 31, 2006
$31,000,000	For the 12 month period ending March 31, 2007
$31,500,000	For the 12 month period ending June 30, 2007
$32,500,000	For the 12 month period ending September 30, 2007
$33,500,000	For the 12 month period ending December 31, 2007
$34,500,000	For the 12 month period ending March 31, 2008
$35,000,000	For the 12 month period ending June 30, 2008

Applicable Amount	Applicable Period
$35,500,000	For the 12 month period ending September 30, 2008
$36,000,000	For the 12 month period ending December 31, 2008
$36,500,000	For the 12 month period ending March 31, 2009
$37,000,000	For the 12 month period ending June 30, 2009
$37,500,000	For the 12 month period ending September 30, 2009
$38,000,000	For the 12 month period ending December 31, 2009
$38,000,000	For the 12 month period ending each quarter thereafter

4.07. Amendments to Section 6.16(b). Section 6.16(b) of the Credit Agreement is hereby amended and restated in its entirety by inserting the following in replacement thereof:

(b) Leverage Ratio. Permit the Leverage Ratio, as at the end of each period set forth below, to exceed the required ratio set forth in the following table for the applicable period:

Applicable Ratio	Applicable Period
4.75:1.00	For the 12 month period ending September 30, 2005
4.75:1.00	For the 12 month period ending December 31, 2005
4.50:1.00	For the 12 month period ending March 31, 2006
4.50:1.00	For the 12 month period ending June 30, 2006

Applicable Ratio	Applicable Period
4.38:1.00	For the 12 month period ending September 30, 2006
4.38:1.00	For the 12 month period ending December 31, 2006
4.13:1.00	For the 12 month period ending March 31, 2007
4.13:1.00	For the 12 month period ending June 30, 2007
3.88:1.00	For the 12 month period ending September 30, 2007
3.88:1.00	For the 12 month period ending December 31, 2007
3.63:1.00	For the 12 month period ending March 31, 2008
3.63:1.00	For the 12 month period ending June 30, 2008
3.38:1.00	For the 12 month period ending September 30, 2008
3.38:1.00	For the 12 month period ending December 31, 2008
3.13:1.00	For the 12 month period ending March 31, 2009
3.13:1.00	For the 12 month period ending June 30, 2009
2.63:1.00	For the 12 month period ending September 30, 2009
2.63:1.00	For the 12 month period ending December 31, 2009
2.63:1.00	For the 12 month period ending each quarter thereafter

4.08. Amendments to Section 14.1(j). Section 14.1(j) of the Credit Agreement is hereby amended and restated in its entirety by inserting the following in replacement thereof:

“(j) change the definition of Maximum Revolver Amount, Original Term Loan Amount or Additional Term Loan Amount, or”

4.09. Amendment to Schedule C-1. Schedule C-1 of the Credit Agreement is hereby amended by deleting it in its entirety and inserting the Schedule attached as Appendix A hereto in lieu thereof.

4.10. New Schedule E-1. New Schedule E-1 is hereby added to the Credit Agreement in the form of Appendix B hereto.

4.11. Amendments to Schedule 1.1.

(a) The following additional definitions shall be inserted in Schedule 1.1 to the Credit Agreement in proper alphabetical order:

“Additional Term Loan” has the meaning specified therefor in Section 2.2.

“Additional Term Loan Amount” means an amount equal to $35,483,181.30.

“Convertible Stock Purchase Agreement” means the Stock Purchase Agreement dated as of November 5, 2004 by and among Parent, the investors listed on Schedule A thereto and the lenders listed on Schedule B thereto, as in effect on the date hereof without modification or amendment thereto.

“Employee Investment Agreements” means, collectively, the agreements identified on Schedule E-1 hereto, in each case as in effect on the date hereof without modification or amendment thereto.

“First Amendment Effective Date” means August 24, 2005.

“Original Term Loan” has the meaning specified therefor in Section 2.2.

“Original Term Loan Amount” means an amount equal to $75,000,000.

“Oversubscription Employee Investment Agreements” means, collectively, (a) the Employee Investment Agreement dated as of November 24, 2004 by and among Parent, Administrative Borrower and Vladimir Levantovsky, (b) the Employee Investment Agreement dated as of November 15, 2004 by and among Parent, Administrative Borrower and Christopher Roberts, and (c) the Employee Investment Agreements dated as of November 15, 2004 by and among Parent, Administrative Borrower and Geoffrey Greve.

“UK Subsidiary” means Monotype Imaging Limited, a company organized under the laws of the United Kingdom.

(b) The definition of “EBITDA” is hereby amended and restated in its entirety by inserting the following in replacement thereof:

“EBITDA” means, with respect to any fiscal period, (a) Parent’s and its Subsidiaries’ consolidated net earnings (or loss), minus (b) without duplication, the sum of the following amounts of Parent and its Subsidiaries for such period, to the extent included in determining consolidated net earnings (or loss) of Parent and its Subsidiaries for such period, (i) extraordinary gains (including gains realized on the sale of assets), (ii) non-cash income and (iii) interest income, in the case of each of clauses (b)(i) through (b)(iii), as determined in accordance with GAAP, plus (c) without duplication, the sum of the following amounts of Parent and its Subsidiaries for such period, to the extent deducted in determining consolidated net earnings (or loss) of Parent and its Subsidiaries, (i) income taxes and franchise taxes accrued, (ii) Interest Expense, (iii) non-cash extraordinary losses (including non-cash losses realized on the sale of assets), (iv) depreciation and amortization, (v) amortized debt discount for such period, (vi) the amount of any non-cash deduction as the result of any grant to any board members, management or employees of Parent of any equity interests in Parent, (vii) non-recurring cash restructuring charges and independent company start-up costs incurred during the first 12 months after the Closing Date in an aggregate amount not to exceed $2,000,000, (viii) non-cash purchase accounting effects related to the Acquisition Transaction, including loss of deferred revenue, (ix) the amount of any expenses or damages actually paid by Parent or its Subsidiaries in respect of the Adobe Litigation (as such term is defined in the Stock Purchase Agreement) to the extent that such expenses or damages are reimbursed to Parent or its Subsidiaries pursuant to the Stock Purchase Agreement; (x) the amount of any expense attributable to payments under the Agfa Monotype Corporation Incentive Compensation Plan made as of April 26, 2000, as amended or modified from time to time through the Closing Date; (xi) subject to compliance with Section 3.6(g), the amount of the TBP Payment (as defined in the Stock Purchase Agreement) made in accordance with the terms of Section 8.05 of the Stock Purchase Agreement, (xii) the amount of any expenses or damages actually paid by Parent or its Subsidiaries in respect of the Bitstream litigation in an aggregate amount not to exceed $630,000, (xiii) non-cash net losses attributable to foreign exchange transactions expensed during the fiscal quarter ending June 30, 2005 in an aggregate amount not to exceed $700,000, (xiv) the amount of (A) any audit costs actually incurred by Parent or its Subsidiaries in connection with the annual financial statements delivered for the fiscal year ended December 31, 2004 in an aggregate amount not to exceed $250,000 and (B) any out-of-pocket costs or expenses actually incurred by Parent or its Subsidiaries attributable to any upgrades to their accounting systems, the implementation of quarterly fiscal audit reviews and assuring compliance with all applicable effective provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, in an aggregate amount for clauses (A) and (B) not to exceed

$1,000,000, and (xv) the amount of any costs or expenses actually incurred by Parent or its Subsidiaries in connection with an underwritten public offering of common Stock of Parent pursuant to a registration statement filed with the SEC, in an aggregate amount not to exceed $1,000,000, in the case of each of clauses (c)(i) through (c)(xv), as determined in accordance with GAAP; provided, however, that EBITDA for the quarters ending September 30, 2003, December 31, 2003, March 31, 2004, June 30, 2004, September 30, 2004, December 31, 2004, March 31, 2005, and June 30, 2005 shall be deemed to be $3,909,000, $7,307,000, $6,605,000, $9,713,000, $8,136,000, $9,207,000, $9,988,000, and $9,074,000, respectively.1

(c) The proviso to the definition of “Extraordinary Receipts” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety by inserting the following in replacement thereof:

“provided, however, that Extraordinary Receipts shall not include any cash received by any Loan Party in respect of (i) the issuance of Convertible Preferred Stock and Common Stock pursuant to the Convertible Stock Purchase Agreement or any Employee Investment Agreement, (ii) the issuance of Common Stock pursuant to the Subordinated Note Purchase Agreement, (iii) the issuance of Subordinated Notes, (iv) the reimbursement of any Adobe Litigation Costs or Adobe Damages pursuant to and as defined in the Stock Purchase Agreement, and (v) any amounts received from Seller under the terms of the Stock Purchase Agreement with respect to a Working Capital Shortfall (as defined in the Stock Purchase Agreement).”

(d) The definition of “Facility Limiter Amount” is hereby amended and restated in its entirety by inserting the following in replacement thereof:

“Facility Limiter Amount” means, as of any date of determination, (a) during the period from and after the First Amendment Effective Date up to and including December 31, 2006, the product of 4.75 times the TTM EBITDA and (b) thereafter, the product of 4.50 times the TTM EBITDA, in each case as determined based on the most recent quarterly financial statements delivered to Agent pursuant to Section 5.3.

(e) The definition of “Permitted Investments” is hereby amended by (i) renumbering existing clause (f) as new clause (g) and (ii) inserting the following as new clause (f):

“(f) Investments by any Loan Party in UK Subsidiary in an aggregate amount during any fiscal quarter period not in excess of $150,000; provided that (i) no Default or Event of Default shall have occurred and be continuing, both before and immediately after giving effect to any such Investment, and (ii) the sum of Excess Availability plus Qualified Cash equals or exceeds $2,000,000, both before and immediately after giving effect to any such Investment, and”

[1]	Note the only changes to EBITDA definition are with respect to the addition of clauses (xii) through (xv), and the addition of EBITDA amounts for Q4 2004, Q1 2005, and Q2 2005 in the last proviso of the definition.

(f) The definition of “Subordinated Notes” is hereby amended and restated in its entirety by inserting the following in replacement thereof:

“Subordinated Notes” means, collectively, (a) the Subordinated Notes, dated as of the date hereof, issued by Borrowers to the purchasers named thereon pursuant to the Subordinated Note Purchase Agreement, as in effect on the date hereof without modification or amendment thereto, and (b) the Subordinated Notes issued by Monotype Imaging, Inc. to the purchasers named thereon pursuant to, and dated the date of, the applicable Employee Investment Agreements, as in effect on the date hereof without modification or amendment thereto.

(g) The definition of “Term Loan” is hereby amended and restated in its entirety by inserting the following in replacement thereof:

“Term Loan” means, (a) from and after the Closing Date up to (but not including) the First Amendment Effective Date, the Original Term Loan, and (b) thereafter, collectively, the Original Term Loan and the Additional Term Loan.

(h) The definition of “Term Loan Amount” is hereby deleted in its entirety.

4.12. Amendments to Schedule 5.3. The time period referenced in the third row of the first column of Schedule 5.3 to the Credit Agreement is hereby amended and restated in its entirety by inserting the following in replacement thereof:

“As soon as available, but in any event (i) on or before August 31, 2005 with respect to Parent’s fiscal year ending December 31, 2004 (but solely with respect to the financial statements and Compliance Certificate relating to such fiscal year then ended), and (ii) within 90 days after the end of each of Parent’s fiscal years thereafter.”

Section 5. Amendment to Investor Intercreditor Agreement. The Investor Intercreditor Agreement is hereby amended and restated as of the date this First Amendment becomes effective in accordance with Section 8 hereof by deleting the first recital of the Investor Intercreditor Agreement and inserting the following in replacement thereof:

“WHEREAS, Borrowers (collectively, the “Applicable Debtors”) will issue the Subordinated Notes (collectively, the “Subordinated Notes”) to the Subordinating Creditors, in an aggregate principal amount of $20,087,000, pursuant to (a) the Subordinated Note Purchase Agreement, dated as of the date hereof, by and among Borrowers and the purchasers named therein, and (b) the Employee Investment Agreements;”

Section 6. Amendment to Security Agreement. Schedules 1, 2, 3, 4, 5, 6, 7, and 8 of the Security Agreement are hereby amended and restated as of the date this First Amendment becomes effective in accordance with Section 8 hereof by deleting them in their entirety and inserting in lieu thereof Schedules 1, 2, 3, 4, 5, 6, 7, and 8 of the Security Agreement attached as Appendix C hereto.

Section 7. Representations and Warranties. In order to induce Agent and each of the Lenders to enter into this First Amendment, Administrative Borrower (on behalf of the Borrowers) hereby represents and warrants that:

7.01. No Default. At and as of the date of this First Amendment and at and as of the Effective Date, and both prior to (except with respect to the Prepayment Default, the Contribution Default, the First Category Defaults, the Second Category Default, the Section 5.3 Default, the Section 5.9 Default, the Section 5.16 Default, the Section 6.1 Default, the Section 6.3(a) Default, and the Section 6.12 Default) and after giving effect to this First Amendment, no Default or Event of Default exists.

7.02. Representations and Warranties True and Correct. At and as of the date of this First Amendment and at and as of the Effective Date and both prior to (except with respect to the Prepayment Default, the Contribution Default, the First Category Defaults, the Second Category Default, the Section 5.3 Default, the Section 5.9 Default, the Section 5.16 Default, the Section 6.1 Default, the Section 6.3(a) Default, and the Section 6.12 Default) and after giving effect to this First Amendment, each of the representations and warranties contained in the Credit Agreement and the other Loan Documents is true and correct in all material respects (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date).

7.03. Corporate Power, Etc. Administrative Borrower (a) has all requisite corporate power and authority to execute and deliver this First Amendment and to consummate the transactions contemplated hereby (on behalf of the Borrowers) and (b) has taken all action, corporate or otherwise, necessary to authorize the execution and delivery of this First Amendment and the consummation of the transactions contemplated hereby (on behalf of the Borrowers). Administrative Borrower is entering into this First Amendment (on behalf of the Borrowers) in accordance with Section 14.1 of the Credit Agreement.

7.04. No Conflict. The execution, delivery and performance by Administrative Borrower (on behalf of the Borrowers) of this First Amendment will not (a) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (b) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower, (c) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower, other than Permitted Liens, or (d) require any unobtained approval of any Borrower’s interestholders or any unobtained approval or consent of any Person under any material contractual obligation of any Borrower.

7.05. Binding Effect. This First Amendment has been duly executed and delivered by Administrative Borrower (on behalf of the Borrowers) and constitutes the legal, valid and binding obligation of Administrative Borrower (on behalf of the Borrowers), enforceable against Administrative Borrower (on behalf of the Borrowers) in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors’ rights generally, and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 8. Conditions. This First Amendment shall be effective as of August 24, 2005 (the “Effective Date”) upon the fulfillment by Administrative Borrower, in a manner satisfactory to Agent and the Lenders, of all of the following conditions precedent set forth in this Section 8:

8.01. Execution of the First Amendment. Each of the required parties hereto shall have duly executed an original counterpart of this First Amendment and shall have delivered (including by way of facsimile or other electronic transmission) the same to Agent.

8.02. Fees. Borrowers shall have paid to Agent and the Lenders all fees then due and owing to Agent and the Lenders pursuant to one or more fee letters dated as of the date hereof.

8.03. Delivery of Employee Investment Agreements and Subordinated Notes. Agent shall have received fully executed copies of (a) each Employee Investment Agreement, and (b) the Subordinated Notes issued pursuant to the Employee Investment Agreements.

8.04. Evidence of Contribution. Agent shall have received satisfactory evidence of the Contribution.

8.05. Pledged Stock. Administrative Borrower shall have delivered to Agent the certificates representing 65% of the outstanding shares of the Stock of the Japanese Subsidiary owned by Administrative Borrower, together with an undated stock power covering each such certificate, duly executed in blank, each in form and substance satisfactory to Agent.

8.06. Schedules. Administrative Borrower shall have delivered to Agent updates, as applicable, to (a) Schedules M-1, 4.5, 4.7(a), 4.7(b), 4.7(c), 4.8(b), 4.8(c), and 4.17 of the Credit Agreement, and (b) Schedules 1, 2, 3, 4, 5, 6, 7, and 8 of the Security Agreement, each in form and substance satisfactory to Agent.

8.07. Opinion of Counsel. Agent shall have received an opinion of Parent’s and Borrowers’ counsel, in form and substance satisfactory to Agent.

8.08. Delivery of Other Documents. Agent shall have received all such instruments, documents and agreements as Agent may reasonably request, in form and substance reasonably satisfactory to Agent.

8.09. Representations and Warranties. As of the Effective Date, the representations and warranties set forth in Section 7 hereof shall be true and correct.

8.10. Compliance with Terms. Administrative Borrower shall have complied in all respects with the terms hereof and of any other agreement, document, instrument or other writing to be delivered by Administrative Borrower (on behalf of the Borrowers) in connection herewith.

8.11. D.B. Zwirn Term Loan. Substantially simultaneously with the making of the Additional Term Loan by the Lenders to the Borrowers on the Effective Date, Parent and Borrowers shall have consummated the D.B. Zwirn Term Loan Increase and all other transactions contemplated by the First Amendment to, and Waiver and Consent Under, the D.B. Zwirn Credit Agreement, and furnished evidence thereof to Agent.

8.12. Excess Availability. Borrowers shall have no Advances outstanding and Cash and Cash Equivalents subject to the dominion and control of Agent of not less than $1,000,000 after giving effect to the Additional Term Loan hereunder and under the D.B. Zwirn Credit Agreement and the payment of all fees and expenses required to be paid by Borrowers on the Effective Date.

Section 9. Funding of Additional Term Loan. Each Lender with a Term Loan Commitment shall fund its Pro Rata Share of the Additional Term Loan on the Effective Date.

Section 10. Miscellaneous.

10.01. Continuing Effect. Except as specifically provided herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects.

10.02. No Waiver; Reservation of Rights. This First Amendment is limited as specified and the execution, delivery and effectiveness of this First Amendment shall not operate as a modification, acceptance or waiver of any provision of the Credit Agreement or any other Loan Document, except as specifically set forth herein. Notwithstanding anything contained in this First Amendment to the contrary, Agent and the Lenders expressly reserve the right to exercise any and all of their rights and remedies under the Credit Agreement, any other Loan Document and applicable law in respect of any Default or Event of Default.

10.03. References.

(a) From and after the Effective Date, the Credit Agreement, the Investor Intercreditor Agreement, and the other Loan Documents and all agreements, instruments and documents executed and delivered in connection with any of the foregoing shall each be deemed amended hereby to the extent necessary, if any, to give effect to the provisions of this First Amendment.

(b) From and after the Effective Date, (i) all references in the Credit Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended hereby and (ii) all references in the Credit Agreement, the other Loan Documents or any other agreement, instrument or document executed and delivered in connection therewith to “Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended hereby.

(c) From and after the Effective Date, (i) all references in the Investor Intercreditor Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Investor Intercreditor Agreement shall mean the Investor Intercreditor Agreement as amended hereby and (ii) all references in the Investor Intercreditor Agreement, the other Loan Documents or any other agreement, instrument or document executed and delivered in connection therewith to “Investor Intercreditor Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Investor Intercreditor Agreement shall mean the Investor Intercreditor Agreement as amended hereby.

10.04. Governing Law. THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.05. Severability. The provisions of this First Amendment are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this First Amendment in any jurisdiction.

10.06. Counterparts. This First Amendment may be executed in any number of counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of this First Amendment by telefacsimile or other electronic transmission shall be equally effective as delivery of a manually executed counterpart. A complete set of counterparts shall be lodged with the Administrative Borrower, Agent and each Lender.

10.07. Headings. Section headings in this First Amendment are included herein for convenience of reference only and shall not constitute a part of this First Amendment for any other purpose.

10.08. Binding Effect; Assignment. This First Amendment shall be binding upon and inure to the benefit of Borrowers, the Lenders and Agent and their respective successors and assigns; provided, however, that the rights and obligations of Borrowers under this First Amendment shall not be assigned or delegated without the prior written consent of Agent.

10.09. Expenses. Borrowers agree to pay Agent upon demand for all reasonable expenses, including reasonable fees of attorneys and paralegals for Agent (who may be employees of Agent), incurred by Agent in connection with the preparation, negotiation and execution of this First Amendment and any document required to be furnished herewith.

10.10. Integration. This First Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MONOTYPE IMAGING, INC., as Administrative Borrower, on behalf of the Borrowers

By:	/s/ Douglas J. Shaw
Name: Douglas J. Shaw
Title: Senior Vice President

WELLS FARGO FOOTHILL, INC., as Agent and a Lender

By:	/s/ M.E. Stearns
Name: M.E. Stearns
Title: Executive Vice President

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P., as a Lender

By:	D.B. Zwirn Partners, LLC, its General Partner

By:	Zwirn Holdings, LLC, its Managing Member

By:	/s/ Perry A. Gruss
Name: Perry A. Gruss
Title: Authorized Signatory

BERNARD NATIONAL LOAN INVESTORS, LTD, as a Lender

By:	Bernard Capital Funding, LLC, its Investment Advisor

By:	/s/ Perry A. Gruss
Name: Perry A. Gruss
Title: Authorized Signatory

GOLDMAN SACHS SPECIALTY LENDING HOLDINGS, INC., AS A LENDER

By:	/s/ Michael W. Adler
Name: Michael W. Adler
Title: Vice President

BANK OF AMERICA, N.A. (f/k/a Fleet National Bank), as a Lender

By:	/s/ William S. Rowe
Name: William S. Rowe
Title: Principal

CANPARTNERS INVESTMENTS IV, LLC, as a Lender

By:	/s/ Joshua Friedman
Name: Joshua Friedman
Title: Managing Partner

GSC PARTNERS CDO FUND V, LIMITED,
By:	GSCP (NJ), L.P., as Collateral Manager as a Lender

By:	/s/ Harvey E. Siegel
Name: Harvey E. Siegel
Title: Authorized Signatory

GSC PARTNERS GEMINI FUND LIMITED,
By:	GSCP (NJ), L.P., as Collateral Monitor
By:	GSCP (NJ), INC., its General Partner as a Lender

By:	/s/ Harvey E. Siegel
Name: Harvey E. Siegel
Title: Authorized Signatory

MCG CAPITAL CORPORATION, as a Lender

By:	/s/ Thomas McLaughlin III
Name: Thomas McLaughlin III
Title: Vice President

CASTLE HILL I – INGOTS, LTD., as a Lender

By:	/s/ James F. Kellogg III
Name: James F. Kellogg III
Title: Managing Director

CASTLE HILL II – INGOTS, LTD., as a Lender

By:	/s/ James F. Kellogg III
Name: James F. Kellogg III
Title: Managing Director

CASTLE HILL III CLO, LTD., as a Lender

By:	/s/ James F. Kellogg III
Name: James F. Kellogg III
Title: Managing Director

Appendix A

Schedule C-1 of the Credit Agreement

Commitments

Lender	Revolver Commitment	Term Loan Commitment	Total Commitment
Wells Fargo Foothill, Inc.	$2,500,000.00	$32,900,719.86	$35,400,719.86
D.B. Zwirn Special Opportunities Fund, L.P.	N/A	$4,000,000.13	$4,000,000.13
Bernard National Loan Investors, LTD	N/A	$6,666,666.87	$6,666,666.87
Fleet National Bank	$2,500,000.00	$13,333,333.00	$15,833,333.00
Canyon Capital CDO 2001-1 LTD.	N/A	$1,750,000.00	$1,750,000.00
Canyon Capital CDO 2002-1 LTD.	N/A	$1,750,000.00	$1,750,000.00
Canyon Capital CDO 2004-1 LTD.	N/A	$5,000,000.00	$5,000,000.00
Canpartners Investments IV, LLC	N/A	$1,500,000.00	$1,500,000.00
Goldman Sachs Specialty Lending Holdings, Inc.	N/A	$16,000,000.00	$16,000,000.00
GSC Partners CDO Fund V, Limited	N/A	$3,871,009.12	$3,871,009.12
GSC Partners Gemini Fund Limited	N/A	$3,784,937.52	$3,784,937.52
MCG Capital Corporation	N/A	$5,000,000.00	$5,000,000.00
Castle Hill I – Ingots, LTD.	N/A	$1,333,000.00	$1,333,000.00
Castle Hill II – Ingots, LTD.	N/A	$1,777,333.50	$1,777,333.50
Castle Hill III CLO, LTD.	N/A	$1,333,000.00	$1,333,000.00
All Lenders	$5,000,000	$100,000,000	$105,000,000

Appendix A-1